Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement No. 333-257882 on Form S-4 of our report dated February 24, 2021, relating to the financial statements of HighPoint Resources Corporation, appearing in the Annual Report on Form 10-K of HighPoint Resources Corporation for the year ended December 31, 2020, included in Bonanza Creek’s Current Report on Form 8-K, filed on March 1, 2021. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

August 27, 2021